Exhibit 99.1

Murphy USA Inc. Reports Fourth Quarter 2021 Results

El Dorado, Arkansas, February 2, 2022 (BUSINESS WIRE) – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, today announced financial results for the three and twelve months ended December 31, 2021.
Key Highlights:
•Net income was $108.8 million, or $4.23 per diluted share, in Q4 2021 compared to net income of $61.0 million, or $2.16 per diluted share, in Q4 2020. For the year 2021, net income was $396.9 million, or $14.92 per diluted share, compared to 2020 net income of $386.1 million, or $13.08 per diluted share.

•Total fuel contribution (retail fuel margin plus product supply and wholesale ("PS&W") results including RINs) for Q4 2021 was 27.5 cpg, compared to 19.8 cpg in Q4 2020. For the year, total fuel contribution was 26.3 cpg, compared to 25.2 in 2020.

•Total retail gallons increased 10.5% to 1.1 billion gallons in Q4 2021 compared to Q4 2020, while volumes on a same store sales ("SSS") basis increased 1.4%. For the year, total retail gallons increased 11.6% to 4.4 billion gallons and increased 3.0% on an SSS basis.

•Merchandise contribution dollars increased 57.2% to $181.4 million compared to the prior-year quarter. Average unit margins were 19.6% in the current quarter compared to 15.5% in the prior-year quarter. For the full year, merchandise contribution dollars increased 52.7% to $701.6 million on average unit margins of 19.1% in 2021. Increases in both contribution dollars and unit margins were primarily attributable to the QuickChek acquisition in 2021.

•Food and beverage contribution margin increased significantly to 15.2% of total merchandise contribution dollars in Q4 2021 compared to 0.8% in Q4 2020, and for the year was 14.3% compared to 0.8% in 2020, primarily due to the acquisition of QuickChek.

•During Q4 2021, the Company opened 10 new Murphy Express stores and 2 QuickChek stores, reopened 9 raze-and-rebuilds, and closed 2 QuickChek stores. The year-end store count was 1,679. There are 13 new Murphy Express sites, 1 new QuickChek site, and 3 raze-and-rebuild Murphy USA sites currently under construction in addition to the 2 stores already placed in service in January.

•The Company repurchased approximately 0.7 million common shares during Q4 2021 for $123.5 million at an average price of $176.62 per share. For the year 2021, the Company repurchased 2.4 million shares for $355.0 million at an average of $148.00 per share. In December 2021, the Company announced an additional authorization to repurchase shares of up to $1 billion in value by December 31, 2026 once the current program is complete.

•The Company paid a quarterly cash dividend in December 2021 of $0.29 per Common share, $1.16 on an annualized basis, for a total of approximately $7.4 million.

“We are proud to report a second consecutive year of record EBITDA and earnings, as our advantaged everyday low price business model enables us to grow market share in the current environment," said President and CEO Andrew Clyde. “We achieved new milestones as the fuels business generated over $1 billion in margin and merchandise sales and margin eclipsed $3 billion and $700 million, respectively. These results were partially driven by QuickChek, where we surpassed our year-one target for synergy realization, even as we uncover additional potential beyond our $28 million of targeted synergies. While 2021 was not without its challenges that drove costs higher and impacted new store activity, we believe our position as a low-cost leader enables us to thrive in an environment in which consumers are increasingly price sensitive. We are focused on driving further process efficiencies in the core business to maintain our cost discipline. Our ability to return more than $130 million in capital to shareholders last quarter while continuing to invest in growth initiatives that will enable long-term value creation for our shareholders is testament to our strong free cash flow generation."

Consolidated Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2021	2020	2021	2020
Net income (loss) ($ Millions)	$108.8	$61.0	$396.9	$386.1
Earnings per share (diluted)	$4.23	$2.16	$14.92	$13.08
Adjusted EBITDA ($ Millions)	$216.2	$136.3	$828.0	$722.7
Net income and Adjusted EBITDA for Q4 and year 2021 were higher versus the prior periods, primarily due to higher all-in fuel contribution, combined with higher merchandise margin contribution, and in each period was partially offset by higher store operating expenses and higher payment fees. Net income was further impacted by higher interest, depreciation, and income tax expense for Q4 and the full year. All amounts reported for the quarter and full year 2021 periods include the consolidated results of QuickChek from January 29, 2021.

Fuel

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2021	2020	2021	2020
Total retail fuel contribution ($ Millions)	$285.3	$155.5	$951.3	$895.0
Total PS&W contribution ($ Millions)	(18.6)	13.0	(72.3)	(8.5)
RINs and other (included in Other operating revenues on Consolidated Income Statement) ($ Millions)	40.7	32.3	265.3	95.6
Total fuel contribution ($ Millions)	$307.4	$200.8	$1,144.3	$982.1
Retail fuel volume - chain (Million gal)	1,119.5	1,012.7	4,352.2	3,900.9
Retail fuel volume - per store (K gal APSM)[1]	233.6	227.4	229.4	219.5
Retail fuel volume - per store (K gal SSS)[2]	229.6	223.6	225.8	216.2
Total fuel contribution (including retail, PS&W and RINs) (cpg)	27.5	19.8	26.3	25.2
Retail fuel margin (cpg)	25.5	15.4	21.9	22.9
PS&W including RINs contribution (cpg)	2.0	4.4	4.4	2.3

[1]Average Per Store Month ("APSM") metric includes all stores open through the date of calculation
[2]2020 amounts not revised for 2021 raze-and-rebuild activity

Total fuel contribution dollars increased 53.1%, or $106.6 million, in Q4 of 2021 compared to Q4 of 2020 and for the full year 2021 increased 16.5%, or $162.2 million. Retail fuel margins in Q4 2021 increased to 25.5 cpg, or 65.6% above Q4 2020 despite a dynamic fuel pricing environment. Consequently, total retail fuel contribution dollars increased $129.8 million, or 83.5%, compared to the prior-year quarter and for the year increased $56.3 million, or 6.3% due to both higher retail fuel margins and volumes. PS&W margin (including RINs) decreased by $23.2 million when compared to Q4 2020 primarily due to a lower impact from timing and inventory pricing adjustments.

Merchandise

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2021	2020	2021	2020
Total merchandise contribution ($ Millions)	$181.4	$115.4	$701.6	$459.4
Total merchandise sales ($ Millions)	$927.7	$743.7	$3,677.7	$2,955.1
Total merchandise sales ($K SSS)[1,2]	$166.6	$166.9	$168.8	$166.1
Merchandise unit margin (%)	19.6%	15.5%	19.1%	15.6%
Tobacco contribution ($K SSS)[1,2]	$16.6	$16.9	$16.7	$16.5
Non-tobacco contribution ($K SSS)[1,2]	$11.1	$9.7	$10.8	$10.0
Total merchandise contribution ($K SSS)[1,2]	$27.7	$26.6	$27.5	$26.5

[1]2020 amounts not revised for 2021 raze-and-rebuild activity
[2]Includes store-level discounts for Murphy Drive Reward ("MDR") redemptions and excludes change in value of unredeemed MDR points

Total merchandise contribution increased 57.2% to $181.4 million in Q4 2021 from $115.4 million in the prior year quarter and increased 52.7% to $701.6 million for the year 2021 due primarily to the inclusion of QuickChek. Food and beverage contribution, a subset of non-tobacco, experienced a significant increase to 15.2% of the total merchandise contribution for Q4 2021 compared to 0.8% in Q4 2020 and was 14.3% for the year 2021 compared to 0.8% in 2020, primarily due to the effects of QuickChek's prepared food offering.

Other Areas

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2021	2020	2021	2020
Total store and other operating expense ($ Millions)	$220.2	$139.3	$827.3	$549.1
Store OPEX excluding payment fees and rent ($K APSM)	$30.0	$21.3	$28.8	$21.1
Total SG&A cost ($ Millions)	$53.6	$41.1	$193.6	$171.1

Store OPEX excluding payment fees and rent was an aggregate $54.7 million higher in Q4 2021 versus Q4 2020 and was $191.3 million higher for the year 2021, primarily attributable to the addition of QuickChek. While QuickChek locations have higher per store operating costs due to the larger format and prepared food offering, the MUSA network also experienced higher operating expenses, primarily due to higher employee-related expenses and higher maintenance costs, combined with more stores in the network. Total SG&A costs for Q4 2021 were $12.5 million higher than in Q4 2020 and for the year were $22.5 million higher, primarily due to increased professional fees and the inclusion of QuickChek in 2021 results.

Store Openings
The Company opened 12 new-to-industry retail locations while closing 2 stores in Q4 2021, bringing the network total to 1,679. This total consists of 1,151 Murphy USA stores, 370 Murphy Express stores, and 158 QuickChek stores. There are a total of 17 stores currently under construction, including 13 new 2,800 sq. foot Murphy Express stores, 1 QuickChek store, and 3 raze-and-rebuilds. In addition, 2 new Murphy Express sites have opened in January 2022.

Financial Resources

	As of December 31,
Key Financial Metrics	2021	2020
Cash and cash equivalents ($ Millions)	$256.4	$163.6
Long-term debt, including capital lease obligations ($ Millions)	$1,800.1	$951.2

Cash balances as of December 31, 2021 totaled $256.4 million. Long-term debt of $1.8 billion consisted of approximately $493 million in carrying value of 3.75% senior notes due in 2031, $494 million in carrying value of 4.75% senior notes due in 2029, $297 million in carrying value of 5.625% senior notes due in 2027, $385 million of term debt, and approximately $131 million in long-term capital leases. The cash flow revolving facility remained undrawn as of December 31, 2021.

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Financial Metric	2021	2020	2021	2020
Average shares outstanding (diluted) (in thousands)	25,733	28,277	26,604	29,526

At December 31, 2021, the Company had common shares outstanding of 24,935,260. Common shares repurchased under the $500 million share repurchase program approved in November 2020 were approximately 0.7 million shares for $123.5 million in the current quarter. Common shares purchased for the year ended December 31, 2021, were 2.4 million shares for a total of $355.0 million. Approximately $20.0 million remains in the current share repurchase plan at December 31, 2021. In December 2021, the Company announced a new repurchase authorization of up to $1 billion by December 31, 2026 once the current program is complete.
The effective income tax rate for Q4 2021 was 22.8% compared to 24.4% in Q4 2020, and the decrease is due primarily to discrete tax events attributable to the QuickChek acquisition. For the year 2021, the effective income tax rate was 24.0% compared to 24.2% in 2020.
The Company paid a quarterly dividend of $0.29 per share, or $1.16 per share on an annualized basis, on December 1, 2021, for a total cash payment of $7.4 million. Total cash dividends paid in 2021 were $27.3 million compared to dividends paid of $6.9 million in 2020.

2021 Guidance Range, 2021 Actual Results, and 2022 Guidance Range

	2021 Updated Guidance Range	2021 Actual Results	2022 Guidance Range
Organic Growth
New Stores	34 to 38	23	Up to 45
Raze-and-Rebuilds	31	27	Up to 35
Fuel Contribution
Retail fuel volume per store (K gallons APSM)	232 to 238	229	235 to 245
Store Profitability
Merchandise contribution ($ Millions)	$690 to $700	$702	$740 to $760
Retail station OPEX excluding credit card fees and rent expense ($K, APSM)	$28 to $29	$29	$29.5 to $31
Corporate Costs
SG&A ($ Millions per year)	$190 to $200	$194	$200 to $210
Effective Tax Rate	24% to 26%	24%	24% to 26%
Capital Allocation
Capital expenditures ($ Millions)	$325 to $375	$278	$350 to $400

Management's annual guidance for 2022 reflects the Company's economic and market environment assessment, business improvement initiatives and known potential headwinds. Key 2022 guidance ranges include the following assumptions and are subject to the uncertainties noted below:
Organic Growth:
•New store additions and raze-and-rebuild sites reflect continuation of a disciplined capital approach to the highest return opportunities and may be split between the Murphy USA, Murphy Express, or QuickChek brands
Fuel Contribution:
•Per store fuel volumes are expected to recover slightly from 2021 levels that were impacted by COVID-19
Store Profitability:
•Merchandise contribution represents a range of outcomes based on management's expectations around higher merchandise sales and the enhanced QuickChek brand capabilities
•Store operating expenses per site, before credit card fees and rent, will continue to be reflected as an APSM dollars metric to better reflect the ongoing shift in format mix and higher costs for the larger format QuickChek stores with a greater food and beverage offering
Corporate Costs:
•SG&A costs reflect continued investments in IT related productivity enhancements, QuickChek integration and other corporate initiatives to help drive profitability, reduce costs where able, and improve the company's long-term competitive position, subject to timing and allocation of resources
•The effective tax rate in 2022 is expected to be in a range of 24% to 26%

Capital Allocation:
•Capital expenditures reflect new store growth, raze-and-rebuild activity, store maintenance and improvements, land acquisition, and continued implementation of various corporate infrastructure projects

The Company does not provide a projected range of all-in fuel margin, Adjusted EBITDA, or Net income. However, for modeling purposes only, if all-in fuel margin approximates 21.0 cpg, management would expect the business to generate net income of $238 million and Adjusted EBITDA of about $630 million using the midpoint of the provided guided ranges above.
* * * * *

Earnings Call Information
The Company will host a conference call on February 3, 2022 at 10:00 a.m. Central Time to discuss fourth quarter 2021 results. The conference call number is 1 (888) 330-2384 and the conference number is 6680883. The earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (http://ir.corporate.murphyusa.com). Approximately one hour after the conclusion of the conference, the webcast will be available for replay. Shortly thereafter, a transcript will be available.

Source: Murphy USA Inc. (NYSE: MUSA)

Forward-Looking Statements
Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to our M&A activity, anticipated store openings, fuel margins, merchandise margins, sales of RINs, trends in our operations, dividends, and share repurchases. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: The Company's ability to realize projected synergies from the acquisition of QuickChek and successfully expand our food and beverage offerings; our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of a global health pandemic, such as COVID-19, including the impact on the Company's fuel volumes if the gradual recoveries experienced throughout 2020 and 2021 stall or reverse as a result of any resurgence in COVID-19 infection rates and government reaction in response thereof; the impact of any systems failures, cybersecurity and/or security breaches of the company or its vendor partners, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; reduced demand for our products due to the implementation of more stringent fuel economy and greenhouse gas reduction requirements, or increasingly widespread adoption of electric vehicle technology; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; changes to the Company's capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the Company's share repurchases, or management of operating cash; the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company's cash flows from operations, and general economic conditions; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Our SEC reports, including our most recent annual Report on Form 10-K and quarterly report on Form 10-Q, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contact: Christian Pikul Vice President, Investor Relations and Financial Planning and Analysis christian.pikul@murphyusa.com

Murphy USA Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Millions of dollars, except share and per share amounts)	2021	2020	2021	2020
Operating Revenues
Petroleum product sales (a)	$3,796.6	$2,083.5	$13,410.8	$8,208.6
Merchandise sales	927.7	743.7	3,677.7	2,955.1
Other operating revenues	42.7	33.7	272.0	100.6
Total operating revenues	4,767.0	2,860.9	17,360.5	11,264.3

Operating Expenses
Petroleum product cost of goods sold (a)	3,530.7	1,915.9	12,535.5	7,325.7
Merchandise cost of goods sold	746.3	628.3	2,976.1	2,495.7
Store and other operating expenses	220.2	139.3	827.3	549.1
Depreciation and amortization	55.1	41.5	212.6	161.0
Selling, general and administrative	53.6	41.1	193.6	171.1
Accretion of asset retirement obligations	0.6	0.6	2.5	2.3
Acquisition related costs	0.7	1.7	10.4	1.7
Total operating expenses	4,607.2	2,768.4	16,758.0	10,706.6

Gain (loss) on sale of assets	1.1	(0.1)	1.5	1.3
Income (loss) from operations	160.9	92.4	604.0	559.0

Other income (expense)
Interest income	—	—	0.1	1.0
Interest expense	(20.2)	(12.5)	(82.4)	(51.2)
Other nonoperating income (expense)	0.2	0.8	0.2	0.3
Total other income (expense)	(20.0)	(11.7)	(82.1)	(49.9)
Income (loss) before income taxes	140.9	80.7	521.9	509.1
Income tax expense (benefit)	32.1	19.7	125.0	123.0
Net Income	$108.8	$61.0	$396.9	$386.1

Basic and Diluted Earnings Per Common Share
Basic	$4.30	$2.19	$15.14	$13.25
Diluted	$4.23	$2.16	$14.92	$13.08
Weighted-average Common shares outstanding (in thousands):
Basic	25,275	27,898	26,210	29,132
Diluted	25,733	28,277	26,604	29,526
Supplemental information:
(a) Includes excise taxes of:	$526.8	$459.3	$2,041.7	$1,760.0

Murphy USA Inc.
Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

(Millions of dollars)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net income	$108.8	$61.0	$396.9	$386.1

Other comprehensive income (loss), net of tax
Interest rate swap:
Realized gain (loss)	—	(0.4)	(0.1)	(0.9)
Unrealized gain (loss)	—	0.3	0.1	(3.4)
Reclassifications:
Realized gain reclassified to interest expense	—	0.4	0.1	0.9
Amortization of unrealized gain to interest expense	0.2	—	0.9	—
	0.2	0.3	1.0	(3.4)
Deferred income tax (benefit) expense	0.1	0.1	0.3	(0.8)
Other comprehensive income (loss)	0.1	0.2	0.7	(2.6)
Comprehensive income (loss)	$108.9	$61.2	$397.6	$383.5

Murphy USA Inc.
Segment Operating Results
(Unaudited)

(Millions of dollars, except revenue per same store sales (in thousands) and store counts)	Three Months Ended December 31,		Twelve Months Ended December 31,
Marketing Segment	2021	2020	2021	2020

Operating Revenues
Petroleum product sales	$3,796.6	$2,083.5	$13,410.8	$8,208.6
Merchandise sales	927.7	743.7	3,677.7	2,955.1
Other operating revenues	42.3	33.4	271.4	100.3
Total operating revenues	4,766.6	2,860.6	17,359.9	11,264.0

Operating expenses
Petroleum products cost of goods sold	3,530.7	1,915.9	12,535.5	7,325.7
Merchandise cost of goods sold	746.3	628.3	2,976.1	2,495.7
Store and other operating expenses	220.1	139.3	827.1	549.0
Depreciation and amortization	51.4	37.7	197.3	146.3
Selling, general and administrative	53.6	41.1	193.6	171.1
Accretion of asset retirement obligations	0.6	0.6	2.5	2.3
Total operating expenses	4,602.7	2,762.9	16,732.1	10,690.1
Gain (loss) on sale of assets	1.4	—	1.6	1.3
Income (loss) from operations	165.3	97.7	629.4	575.2

Other income (expense)
Interest expense	(2.4)	—	(8.1)	(0.1)
Total other income (expense)	(2.4)	—	(8.1)	(0.1)

Income (loss) before income taxes	162.9	97.7	621.3	575.1
Income tax expense (benefit)	37.2	17.7	148.5	132.9
Income (loss) from operations	$125.7	$80.0	$472.8	$442.2

Total tobacco sales revenue same store sales[1,2]	$119.1	$122.9	$120.2	$120.6
Total non-tobacco sales revenue same store sales[1,2]	47.5	44.0	48.6	45.5
Total merchandise sales revenue same store sales[1,2]	$166.6	$166.9	$168.8	$166.1
[1]2020 amounts not revised for 2021 raze-and-rebuild activity
[2]Includes store-level discounts for Murphy Drive Reward ("MDR") redemptions and excludes change in value of unredeemed MDR points

Store count at end of period	1,679	1,503	1,679	1,503
Total store months during the period	4,984	4,453	19,702	17,770

Same store sales information compared to APSM metrics

	Variance from prior year period
	Three months ended		Twelve months ended
	December 31, 2021		December 31, 2021
	SSS[1]	APSM[2]	SSS[1]	APSM[2]
Fuel gallons per month	1.4%	2.7%	3.0%	4.5%

Merchandise sales	(1.0)%	11.4%	1.0%	12.2%
Tobacco sales	(3.4)%	(3.3)%	(0.4)%	(0.8)%
Non tobacco sales	5.4%	51.3%	4.5%	46.2%

Merchandise margin	3.7%	40.4%	3.5%	37.7%
Tobacco margin	(0.8)%	2.5%	2.3%	4.3%
Non tobacco margin	11.3%	99.9%	5.4%	89.2%
[1]Includes store-level discounts for MDR redemptions and excludes change in value of unredeemed MDR points
[2]Includes all MDR activity

Notes

Average Per Store Month (APSM) metric includes all stores open through the date of the calculation, including stores acquired during the period.

Same store sales (SSS) metric includes aggregated individual store results for all stores open throughout both periods presented. For all periods presented, the store must have been open for the entire calendar year to be included in the comparison. Remodeled stores that remained open or were closed for just a very brief time (less than a month) during the period being compared remain in the same store sales calculation. If a store is replaced either at the same location (raze-and-rebuild) or relocated to a new location, it will be excluded from the calculation during the period it is out of service. Newly constructed stores do not enter the calculation until they are open for each full calendar year for the periods being compared (open by January 1, 2020 for the stores being compared in the 2021 versus 2020 comparison). Acquired stores are not included in the calculation of same store sales for the first 12 months after the acquisition. When prior period same store sales volumes or sales are presented, they have not been revised for current year activity for raze-and-rebuilds and asset dispositions.

QuickChek uses a weekly retail calendar where each quarter has 13 weeks. For the Q4 2021 period, the QuickChek results cover the period from October 2, 2021 to December 31, 2021. For the year-to-date period, the QuickChek results cover the period from January 29, 2021 (the date of acquisition) to December 31, 2021. The difference in timing of the month ends is immaterial to the overall consolidated results.

Murphy USA Inc.
Consolidated Balance Sheets

(Millions of dollars, except share amounts)	December 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$256.4	$163.6
Accounts receivable—trade, less allowance for doubtful accounts of $0.1 in 2021 and 2020	195.7	168.8
Inventories	292.3	279.1
Prepaid expenses and other current assets	23.4	13.7
Total current assets	767.8	625.2
Property, plant and equipment, at cost less accumulated depreciation and amortization of $1,373.4 in 2021 and $1,191.4 in 2020	2,378.4	1,867.6
Operating lease right of use assets, net*	419.2	147.7
Intangible assets, net of amortization*	140.7	34.6
Goodwill	328.0	—
Other assets*	14.1	10.6
Total assets	$4,048.2	$2,685.7
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$15.0	$51.2
Trade accounts payable and accrued liabilities	660.3	471.1
Income taxes payable	—	8.8
Total current liabilities	675.3	531.1

Long-term debt, including capitalized lease obligations	1,800.1	951.2
Deferred income taxes	295.9	218.4
Asset retirement obligations	39.2	35.1
Non-current operating lease liabilities*	408.9	142.5
Deferred credits and other liabilities*	21.6	23.3
Total liabilities	3,241.0	1,901.6
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 shares issued at 2021 and 2020, respectively)	0.5	0.5
Treasury stock (21,831,904 and 19,518,551 shares held at
Treasury (2021 and 2020, respectively)	(1,839.3)	(1,490.9)
Additional paid in capital (APIC)	534.8	533.3
Retained earnings	2,112.4	1,743.1
Accumulated other comprehensive income (loss) (AOCI)	(1.2)	(1.9)
Total stockholders' equity	807.2	784.1
Total liabilities and stockholders' equity	$4,048.2	$2,685.7
*Prior year amounts have been reclassified to conform with the current period presentation

Murphy USA Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Millions of dollars)	2021	2020	2021	2020
Operating Activities
Net income	$108.8	$61.0	$396.9	$386.1
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	55.1	41.5	212.6	161.0
Deferred and noncurrent income tax charges (benefits)	11.8	0.8	19.0	2.5
Accretion of asset retirement obligations	0.6	0.6	2.5	2.3
Pretax (gains) losses from sale of assets	(1.1)	0.1	(1.5)	(1.3)
Net (increase) decrease in noncash operating working capital	(29.4)	(10.9)	82.8	(13.1)
Other operating activities - net	4.6	2.8	25.1	26.2
Net cash provided by operating activities	150.4	95.9	737.4	563.7
Investing Activities
Property additions	(63.1)	(61.3)	(274.7)	(230.7)
Payments for acquisition, net of cash acquired	—	—	(641.1)	—
Proceeds from sale of assets	2.4	0.4	3.4	8.1
Other investing activities - net	0.2	(0.1)	(1.8)	(1.7)
Net cash required by investing activities	(60.5)	(61.0)	(914.2)	(224.3)
Financing Activities
Purchase of treasury stock	(123.5)	(169.1)	(355.0)	(399.6)
Dividends paid	(7.4)	(6.9)	(27.3)	(6.9)
Borrowings of debt	—	—	892.8	—
Repayments of debt	(3.8)	(12.8)	(224.3)	(38.9)
Debt issuance costs	—	—	(9.9)	—
Amounts related to share-based compensation	(0.1)	—	(6.7)	(10.7)
Net cash provided (required) by financing activities	(134.8)	(188.8)	269.6	(456.1)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(44.9)	(153.9)	92.8	(116.7)
Cash, cash equivalents, and restricted cash at beginning of period	301.3	317.5	163.6	280.3
Cash, cash equivalents, and restricted cash at end of period	$256.4	$163.6	$256.4	$163.6

Supplemental Disclosure Regarding Non-GAAP Financial Information
The following table sets forth the Company’s EBITDA and Adjusted EBITDA for the three and twelve months ended December 31, 2021 and 2020. EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, net settlement proceeds, (gain) loss on sale of assets, loss on early debt extinguishment, transaction and integration costs related to acquisitions, and other non-operating (income) expense). EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).
We use Adjusted EBITDA in our operational and financial decision-making, believing that the measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. We believe that the presentation of Adjusted EBITDA provides useful information to investors because it allows understanding of a key measure that we evaluate internally when making operating and strategic decisions, preparing our annual plan, and evaluating our overall performance. However, non-GAAP measures are not a substitute for GAAP disclosures, and EBITDA and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.
The reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Millions of dollars)	2021	2020	2021	2020

Net income	$108.8	$61.0	$396.9	$386.1

Income tax expense (benefit)	32.1	19.7	125.0	123.0
Interest expense, net of interest income	20.2	12.5	82.3	50.2
Depreciation and amortization	55.1	41.5	212.6	161.0
EBITDA	$216.2	$134.7	$816.8	$720.3

Accretion of asset retirement obligations	0.6	0.6	2.5	2.3
(Gain) loss on sale of assets	(1.1)	0.1	(1.5)	(1.3)
Acquisition related costs	0.7	1.7	10.4	1.7
Other nonoperating (income) expense	(0.2)	(0.8)	(0.2)	(0.3)
Adjusted EBITDA	$216.2	$136.3	$828.0	$722.7

Required Non-GAAP Reconciliation

An itemized reconciliation between Net Income and Adjusted EBITDA that were provided for modeling purposes only for the full year 2022 is as follows:

(Millions of dollars)	Calendar Year 2022
Net Income	$238

Income taxes	$79
Interest expense, net of interest income	$80
Depreciation and amortization	$230
Other operating and nonoperating, net	$3

Adjusted EBITDA	$630

For purposes of this reconciliation, the midpoint of a range for each reconciling item was used, and therefore actual results for each of these reconciling items is expected to be higher or lower than the amounts shown above. The size of the ranges varies based on the individual reconciling item and assumptions made.
The Company does not provide a projected range of all-in fuel margin, Adjusted EBITDA, or Net income. However, for modeling purposes only, if all-in fuel margin approximates 21.0 cpg, management would expect the business to generate net income of $238 million and Adjusted EBITDA of about $630 million using the midpoint of the provided guided ranges in this release.